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                                  EXHIBIT 10.6

                                    YEAR 2007

                                     ANNUAL
                              MANAGEMENT INCENTIVE
                                     PROGRAM

                            (CORPORATE OFFICERS ONLY)

                                 USG CORPORATION

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                                     PURPOSE

     To enhance USG Corporation's ability to attract, motivate, reward and retain key employees of the Corporation and its operating subsidiaries and to align management's interests with those of the Corporation's stockholders by providing incentive award opportunities to managers who make a measurable contribution to the Corporation's business objectives.

                                  INTRODUCTION

     This Annual Management Incentive Program (the "Program") is in effect from January 1, 2007 through December 31, 2007.

                                   ELIGIBILITY

     Individuals eligible for participation in this Program are those officers and other key employees occupying management positions in Broadband 11 or higher. Employees who participate in any other annual incentive program of the Corporation or any of its subsidiaries are not eligible to participate in this Program but could be considered for special awards.

                                      GOALS

     For the 2007 Annual Management Incentive Program, Consolidated Net Earnings and consolidated, subsidiary and profit center Strategic Focus Targets will be determined by the Compensation and Organization Committee of the USG Board of Directors (the "Committee") after considering recommendations submitted from management of USG Corporation and the Operating Subsidiaries.


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                                  AWARD VALUES

     For the Annual Management Incentive Program, position target incentive values are based on level of accountability and are expressed as a percent of approved annualized salary. Resulting award opportunities represent a fully competitive incentive opportunity for 100% (target) achievement of goals:

POSITION TITLE OR SALARY REFERENCE POINT                                         POSITION TARGET INCENTIVE
----------------------------------------                                         -------------------------
-    Chairman & CEO, USG Corporation                                                       125%

-    President and Chief Operating Officer, USG Corporation                                 90%

-    Executive Vice President & Chief Financial Officer, USG Corporation                    65%

-    Executive Vice President & General Counsel, USG Corporation

-    Executive Vice President and Chief Strategy Officer, USG Corporation and
     President International

-    Vice President, USG Corporation & President & COO, L & W Supply Corp.                  50%

-    Senior Vice President Human Resources, USG Corporation                                 45%

-    Senior Vice President Communications, USG Corporation

-    Vice President & Chief Technology Officer

-    Vice President & Controller, USG Corporation                                           40%

-    Vice President & Treasurer, USG Corporation

-    Vice President Research & Technology Innovation, USG Corporation

-    Vice President Compensation, Benefits & Administration, USG Corporation

-    Corporate Secretary & Associate General Counsel, USG Corporation

-    Vice President, USG Corporation

-    Salary Broadband 16 and over                                                           35%

-    Salary Broadband 15                                                                    30%

-    Salary Broadband 14                                                                    25%

-    Salary Broadband 13                                                                    20%

-    Salary Broadband 12                                                                    15%

-    Salary Broadband 11                                                                    10%


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                                     AWARDS

     Incentive awards for all participants in the 2007 Annual Management Incentive Program will be reviewed and approved by the Committee. For all participants, the annual incentive award par opportunity is the annualized salary approved by March 31, 2007 that is in effect on April 1, 2007 multiplied by the applicable position target incentive value percent.

     Incentive awards for 2007 will be based on a combination of the following elements:

I.   CONSOLIDATED NET EARNINGS 50% OF INCENTIVE

     Consolidated Net Earnings will be as reported on the Corporation's year-end financial statements with adjustments for significant non-operational charges. Such adjustments will be defined by March 31, 2007 and have in the past been for Fresh Start Accounting, asbestos, restructuring charges, bankruptcy expenses and the cumulative impact of new accounting pronouncements (goodwill impairment). For all participants, this portion of the award represents 50% of the incentive par. This portion of the award will be paid from a pool funded by Consolidated Net Earnings results according to the following schedule:

$0 to $75 Million Net Earnings       2.06% of this tier will fund the pool
$75+ to $150 Million Net Earnings    1.94% of this tier will fund the pool
$150+ to $400 Million Net Earnings   1.60% of this tier will fund the pool
$400+ to $800 Million                1.10% of this tier will fund the pool

     Each tier of earnings is calculated separately and added together to determine the total pool. This amount is then divided by the total plan par (sum of each individual participant's Net Earnings par, which is 50% of each participant's total par). The factor derived from this method is then applied to each participant's Net Earnings par to determine the individual award for this segment. For each corporate officer, (i) their individual Net Earnings par shall be determined by March 31, 2007, and (ii) their individual factor shall be determined by taking into account the Net Earnings par of all participants eligible to participate in the Program as of March 31, 2007 and based on the sum of all such participants' Net Earnings par as determined by March 31, 2007. Notwithstanding the prior sentence nor any other provision in this program, each corporate officer's factor may be decreased, but not increased, due to changes in the total plan par after March 31 including, but not limited to, changes triggered by the addition or removal of a participant from the program or changes in any participant's Net Earnings par.

II.  STRATEGIC FOCUS TARGETS: 50% OF INCENTIVE

     Strategic Focus Targets will be measurable, verifiable and derived from the formal strategic planning process. For 2007, Strategic Focus Targets will generally include Overhead Reduction, Customer Satisfaction, Working Capital Reduction, Cost Reduction, Business Unit Operating Profit and other operational priorities. The method for calculating this portion of the award will be determined by March 31, 2007. The award adjustment factor for this segment will range from 0.5 (after achieving a minimum threshold performance level) to 2.0 for maximum attainment.


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     The weighting on any individual Strategic Focus Target generally will be in
     5% increments and not be less than 10%. The weighting of all assigned Strategic Focus Targets will equal 50% of the individual's total par.

                         WEIGHTINGS OF PROGRAM ELEMENTS

     All participants in this Program, including the sixteen most senior executives, will have the same overall weightings, 50% on Consolidated Net Earnings and 50% on Strategic Focus Targets.

                                 SPECIAL AWARDS

     In addition to the incentive opportunity provided by this Program, a special award may be recommended for any participant or non-participant, other than a Corporation Officer, who has made an extraordinary contribution to the Corporation's welfare or earnings.

                               GENERAL PROVISIONS

     1. The Compensation and Organization Committee of the USG Board of Directors reserves the right to adjust award amounts either up or down based on its assessment of the Corporation's overall performance relative to market conditions, provided, however, pursuant to the plan, that in no event may the Compensation and Organization Committee adjust an award upward for any officer.

     2. The Committee shall review and approve the awards recommended for officers and other employees who are eligible participants in the 2007 Annual Management Incentive Program. The Committee shall submit to the Board of Directors, for their ratification, a report of the awards for all eligible participants including corporate officers approved by the Committee in accordance with the provisions of the Program.

     3. The Committee shall have full power to make the rules and regulations with respect to the determination of achievement of goals and the distribution of awards. No awards will be made until the Committee has certified financial achievements and applicable awards in writing.

     4. The judgement of the Committee in construing this Program or any provisions thereof, or in making any decision hereunder, shall be final and conclusive and binding upon all employees of the Corporation and its subsidiaries whether or not selected as beneficiaries hereunder, and their heirs, executors, personal representatives and assignees.

     5. Nothing herein contained shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers and the Board of Directors or committees thereof, to change the duties or the character of employment of any employee of the Corporation or to remove the individual from the employment of the Corporation at any time, all of which rights and powers are expressly reserved.


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     6.   The awards made to employees shall become a liability of the
          Corporation or the appropriate subsidiary as of December 31, 2007 and all payments to be made hereunder will be made as soon as practicable, but in any event before two and one half months after December 31, 2007, after said awards have been approved by the Committee.

                            ADMINISTRATIVE GUIDELINES

     1. Award values will be based on annualized salary in effect on April 1, 2007 for each qualifying participant. Any change in duties, dimensions or responsibilities of a current position resulting in an increase or decrease in salary range reference point or market rate will result in pro-rata incentive award. Respective reference points, target incentive values or goals will be applied based on the actual number of full months of service at each position.

     2. As provided by the Program, no award is to be paid to any participant who is not a regular full-time employee, (or a part time employee as approved by the Senior Vice President Human Resources, USG Corporation) in good standing at the end of the calendar year to which the award applies. However, if an eligible participant with three (3) or more months of active service in the Program year subsequently retires, becomes disabled, dies, is discharged from the employment of the Company without cause, or is on an approved unpaid leave, the participant (or beneficiary) may be recommended for an award which would otherwise be payable based on goal achievement, prorated for the actual months of active service during the year.

     3. Employees participating in any other incentive or bonus program of the Corporation or a Subsidiary who are transferred during the year to a position covered by the Annual Management Incentive Program will be eligible to receive a potential award prorated for actual full months of service in the two positions with the respective incentive program and target incentive values to apply. For example, a Marketing Manager promoted to Director, Marketing on August 1, will be eligible to receive a pro-rata award for seven months based on the Marketing Manager Plan provisions and values, and for five months under the Annual Management Incentive Program provisions and target incentive values.

     4. In the event of transfer of an employee from an assignment which does not qualify for participation in any incentive or bonus plan to a position covered by the Annual Management Incentive Program, the employee is eligible to participate in the Annual Management Incentive Program with any potential award prorated for the actual months of service in the position covered by the Program during the year. A minimum of three months of service in the eligible position is required.

     5. Participation during the current Program year for individuals employed from outside the Corporation is possible with any award to be prorated for actual full months of service in the eligible position. A minimum of three full months of eligible service is required for award consideration.

     6. Exceptions to established administrative guidelines can only be made by the Committee.


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